Exhibit 10.38
PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 2 TO
TECHNICAL TRANSFER AND SERVICE AGREEMENT
This AMENDMENT NO. 2 (the “Second Amendment”) to the TECHNICAL TRANSFER AND SERVICE AGREEMENT by and between Pacira Limited, incorporated and registered in England and Wales with company number 06378639 whose registered office is at Wessex House, Marlow Road, Bourne End, Buckinghamshire, SL8 5SP (“Pacira”), and Patheon UK Limited, a company incorporated in England and Wales having its principal place of business at Kingfisher Drive, Covingham, Swindon, SN35BZ, United Kingdom (“Patheon”), dated as of 20th December 2018, is made by and between Pacira and Patheon. Unless otherwise defined herein, capitalized terms used in this Second Amendment shall have the meanings set forth in the TECHNICAL TRANSFER AND SERVICE AGREEMENT by and between Pacira (as novated to Pacira pursuant to the Novation Agreement dated 1 May 2018 between Pacira, Patheon and Pacira Pharmaceuticals, Inc.) and Patheon, dated as of April 4, 2014 (the “Original Agreement”), as amended by Amendment No. 1 dated November 15, 2016 (the “First Amendment”) (collectively the “Agreement”).
RECITALS
A.The Parties wish to amend the Agreement in the manner set forth in this Second Amendment.
B.Section 9.7 of the Agreement states that the Agreement may be amended or modified by a writing signed by both Parties.
C.Section 2.3 of the Agreement states that the Parties may modify and agree upon the definitive engineering approach and related details in writing including as to any consequential fees and costs, duly executed by the Parties.
D.The Parties wish to address the need for the second waste treatment system that was considered out of scope in the Original Agreement and First Amendment.
E.The Parties have also entered into a Manufacturing and Supply Agreement by and between Pacira (as novated to Pacira pursuant to the Novation Agreement dated 1 May 2018 between Pacira, Patheon and Pacira Pharmaceuticals, Inc.) and Patheon, dated as of April 4, 2014 (the “Manufacturing and Supply Agreement”).
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Amendment.
a.The Agreement shall be amended to clarify that all parts of the Original Agreement’s Exhibit 2.1-B that apply to Suite A-2 (also known as [**] or [**]) remain in effect, have been in effect since April 4, 2014, and the First Amendment did not intend to replace or delete any terms or Capital Expenditures related solely to Suite A-2 that were included in Exhibit 2.1-B and also shall not be replaced or deleted by this Second Amendment.

b.The Agreement shall be amended to clarify that all parts of the First Amendment’s Exhibit 2.1-B that apply to Suite B-2 (also known as [**] or [**]) remain in effect and shall not be replaced or deleted by this Second Amendment.
c.The Agreement shall be amended such that the additional Capital Expenditures set forth in the attached Schedule 1 shall be added to the Agreement’s Exhibit 2.1-B.
d.Schedule 1 sets forth the Capital Expenditures agreed upon between the Parties regarding the second waste treatment system, known as “[**]” (“[**][**]”) and integration of the [**] into the Facility pursuant to the Agreement (the “Polaris Project”).
e.The Parties agree that Patheon shall be responsible for the selection of the location of the [**] at the Facility and the design of the building infrastructure of the Facility that is required for the Polaris Project and the cost estimate associated with same in Schedule 1. In collaboration with Pacira, and based upon information provided by the third party vendor to Patheon, Patheon has developed the User Requirement Specification for the [**] for waste abatement for both Suite B-2 and Suite A-2 (“[**] issued by Patheon, and as signed by Patheon and Pacira, with reference: [**]”) to meet or exceed the capacity requirements and waste stream associated with Pacira’s Manufacturing Process, as itemized by Pacira’s Specifications in section 14.1.1, 14.1.2 and 14.1.3 of the URS. The cost estimate for the [**] set forth in Schedule 1 has been prepared by the third party vendor on the basis of the URS.
f.Patheon shall be responsible for the procurement of the [**], and performance of the engineering, installation, commissioning, project management services for the Polaris Project pursuant to the Agreement.
g.The additional Capital Expenditures set forth in Schedule 1 attached hereto include USD $[**] to be used as a contingency for the Polaris Project only (the “Polaris Project Contingency”). In no event shall the Capital Expenditures for the Polaris Project exceed the grand total as set forth in Schedule 1, unless otherwise mutually agreed by the Parties in writing. The Polaris Project Contingency may be used only to cover costs arising from: (i) estimating cost overruns in the Capital Expenditures for the Polaris Project; (ii) items identified by either Party, which the Parties, after conducting a good faith evaluation thereof, determine are required to be implemented to enable either Party to perform its obligations under the Agreement or the Manufacturing and Supply Agreement but which were not specifically included in Schedule 1; or
(iii) any change in the assumptions underlying the Capital Expenditures set out in Schedule 1 or description of the Transfer Services set out in the Agreement. No expenditure from the Polaris Project Contingency shall be made without the prior written approval of Pacira, which approval shall not be unreasonably withheld. The Polaris Project Contingency will operate as an overall contingency for any item in Schedule 1 or any of the costs described above, e.g. the estimated costs for individual items in Schedule 1 can be exceeded so long as the grand total is not exceeded. Costs which would cause the grand total to be exceeded shall be paid by Patheon without reimbursement by Pacira; provided, however, that Patheon shall not be responsible for additional costs arising from any Required Manufacturing Changes or Discretionary Manufacturing Changes as set out in Exhibit 2.1-F of the Agreement or any change to the Capital Expenditures directly arising from a failure by Pacira to comply with Section 2.4 of the Agreement or any other provision of the Agreement.
h.Patheon shall use commercially reasonable efforts to complete the installation, and commissioning services for the Polaris Project within [**] months from the date the Complete Unit as described in the Polaris Quotation and set forth in the first line of Schedule 1 is delivered to the Facility, subject to the availability of Suite A-2 and its manufacturing schedule.
i.In the event that Patheon is not able to meet the [**] month timeline, Patheon shall provide written notice to Pacira of such inability as soon as practical, but in any event no later than [**] business days from discovery of such inability. The time and labor required to complete the installation, commissioning, project management services for the Polaris Project shall not interfere or delay the ongoing Transfer Services described in the Agreement or Manufacturing Services described in the Manufacturing and Supply Agreement unless any interference or delay is required to perform these services and which is agreed by the Parties, such as requiring access to or use of Suite A-2 as part of the installation of the [**].
j.Patheon shall be solely responsible for ensuring that the [**] is installed, commissioned, project-managed in compliance with all applicable laws, regulations, environmental legislation, rules and requirements for operating a [**] in Swindon, England.
k.The installation and commissioning of the [**] will be managed by Patheon through Patheon’s Change Control system which will include an impact assessment. The [**] will be commissioned as a Good Engineering Practice system and will not require validation.
Payment Terms:
•Equipment, Civil, Structural, Architectural, Mechanical, Electrical and Automation Costs set out in Schedule 1 will be invoiced to Pacira upon receipt of associated third party invoices and paid within [**] days by Pacira.
•[**] percent ([**]%) of the Project Management, Engineering Support & Professional Fees identified in Schedule 1 (total amount equals USD $[**]) invoiced within [**] days of signing this Second Amendment and the remaining [**] percent ([**]%) on completion of commissioning. Pacira will pay these invoices within [**] days.
2.Effectiveness of Amendments. The amendments to the provision of the Agreement set forth herein shall be effective as of the date first set forth above.
3.Full Force and Effect. Except as otherwise amended hereby, the terms and provisions of the Agreement shall remain in full force and effect and any conflict between the terms of the Agreement and this Second Amendment shall be construed in favor of this Second Amendment.
4.Counterparts. This Second Amendment may be executed in several counterparts and all so executed shall constitute one and the same instrument, binding upon all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. Facsimile or PDF transmission of an executed counterpart of this Second Amendment shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of the enforcement and construction of this Second Amendment.
5.Governing Law. This Second Amendment shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Technology Transfer and Service Agreement as of the date first written above.

PATHEON UK LIMITED		PACIRA LIMITED

By:	/s/ LUCA ANDRETTA	By:	/s/ STEPHEN MCCAIRNS

Name:	Luca Andretta	Name:	Stephen McCairns

Title:	Director	Title:	Executive Director, Pacira Limited